                                                                   EXHIBIT 12.1

                        SECURITY CAPITAL PACIFIC TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                      TWELVE MONTHS ENDED DECEMBER 31,
                              -------------------------------------------------
                              1997(1)   1996     1995    1994    1993    1992
                              ------- -------- -------- ------- ------- -------
Earnings from operations..... $24,686 $ 94,089 $ 81,696 $46,719 $23,191 $ 9,037
Add:
  Interest expense...........  61,153   35,288   19,584  19,442   3,923   3,214
                              ------- -------- -------- ------- ------- -------
Earnings as adjusted......... $85,839 $129,377 $101,280 $66,161 $27,114 $12,251
                              ======= ======== ======== ======= ======= =======
Fixed charges:
  Interest expense........... $61,153 $ 35,288 $ 19,584 $19,442 $ 3,923 $ 3,214
  Capitalized interest.......  17,606   16,941   11,741   6,029   2,818     989
                              ------- -------- -------- ------- ------- -------
    Total fixed charges...... $78,759 $ 52,229 $ 31,325 $25,471 $ 6,741 $ 4,203
                              ======= ======== ======== ======= ======= =======
Ratio of earnings to fixed
 charges.....................     1.1      2.5      3.2     2.6     4.0     2.9
                              ======= ======== ======== ======= ======= =======

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(1) Earnings from operations for 1997 includes a one-time non-cash charge of
    $71.7 million associated with costs incurred in acquiring the Management Companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.